                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK)
                                       OF
                               EDMARK CORPORATION
                                       AT
                              $15.50 NET PER SHARE
                                       BY
                            INDIGO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  ------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                  NEW YORK CITY TIME, ON MONDAY, DECEMBER 16,
                      1996, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE BOARD OF DIRECTORS OF EDMARK CORPORATION (THE "COMPANY") HAS UNANIMOUSLY
 APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE
  TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS
    OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT
     SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES (AS DEFINED HEREIN) SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH SHAREHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A BOOK-ENTRY TRANSFER EFFECTED PURSUANT TO THE PROCEDURE SET FORTH IN SECTION 2, AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR FACSIMILE) OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 PRIOR TO THE EXPIRATION OF THE OFFER OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN
SECTION 2.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.

NOVEMBER 18, 1996

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Introduction...............................................................................................           1
The Tender Offer...........................................................................................           3
 1. Terms of the Offer.....................................................................................           3
 2. Procedure for Tendering Shares.........................................................................           4
 3. Withdrawal Rights......................................................................................           8
 4. Acceptance for Payment and Payment.....................................................................           8
 5. Certain U.S. Federal Income Tax Consequences...........................................................           9
 6. Price Range of the Shares; Dividends on the Shares.....................................................          10
 7. Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin
    Regulations............................................................................................          11
 8. Certain Information Concerning the Company.............................................................          12
 9. Certain Information Concerning the Purchaser and IBM...................................................          13
10. Source and Amount of Funds.............................................................................          14
11. Contacts and Transactions with the Company; Background of the Offer....................................          14
12. Purpose of the Offer; the Merger Agreement; the Shareholder Agreement; etc.............................          15
13. Dividends and Distributions............................................................................          23
14. Certain Conditions of the Offer........................................................................          24
15. Certain Legal Matters..................................................................................          25
16. Fees and Expenses......................................................................................          27
17. Miscellaneous..........................................................................................          27
Schedule I--Directors and Executive Officers of IBM and the Purchaser......................................         S-1

To the Holders of Common Stock
  of Edmark Corporation:

                                  INTRODUCTION

    Indigo Acquisition Corp., a Washington corporation (the "Purchaser") which is a wholly owned subsidiary of International Business Machines Corporation, a New York corporation ("IBM"), hereby offers to purchase all outstanding shares of Common Stock, no par value (the "Shares"), of Edmark Corporation, a Washington corporation (the "Company"), together with the associated rights (the "Rights") to purchase Shares issued pursuant to the Shareholder Rights Agreement dated as of November 29, 1995 between the Company and ChaseMellon Shareholder Services, L.L.C. (as successor to First Interstate Bank of Washington, N.A.), as rights agent (as amended, the "Rights Agreement"), at a price of $15.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY HEREWITH.

    ALEX. BROWN & SONS INCORPORATED ("ALEX. BROWN") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF ALEX. BROWN DATED NOVEMBER 12, 1996 THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS, IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT WOULD CONSTITUTE TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT -RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition. See Sections 1, 12 and 14.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 12, 1996 (the "Merger Agreement"), among IBM, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, or, at the election of IBM, the Company may be merged with and into the Purchaser (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by IBM, the Purchaser or any other subsidiary of IBM or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Washington law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon. See Section 12.

    Consummation of the Merger is subject to a number of conditions, including approval by shareholders of the Company, if such approval is required by applicable law. If the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser may be able to effect the Merger pursuant to the short-form merger provisions of the Washington Business Corporation Act (the "WBCA"), without prior notice to, or any action by, any shareholder of the Company. See Section 12.

    In connection with the execution of the Merger Agreement, the Purchaser and IBM entered into a Shareholder Agreement dated as of November 12, 1996 (the "Shareholder Agreement"), with all of the directors and executive officers of the Company and certain other persons (collectively, the "Selling Shareholders"), pursuant to which such Selling Shareholders have unconditionally agreed to tender into the Offer, and not to withdraw therefrom, the 1,325,946 Shares that they collectively owned on November 12, 1996, as well as any Shares they thereafter acquire, including upon the exercise of Stock Options (as defined below). In addition, the Selling Shareholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all the Selling Shareholders' Shares (including those acquired after the execution of the Shareholder Agreement) at a price per Share of $15.50, or such higher price per Share as may be offered by the Purchaser in the Offer, provided that (i) such obligation to purchase is subject to the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied, which conditions to such obligation may be waived by the Purchaser in its sole discretion, and (ii) such obligation to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal (as defined herein) having been made. Under the Shareholder Agreement, each Selling Shareholder has granted an irrevocable proxy for the benefit of the Purchaser with respect to the Shares subject to the Shareholder Agreement to vote such Shares under certain circumstances.

    The Merger Agreement and the Shareholder Agreement are more fully described in Section 12.

    The Company has informed the Purchaser that, as of November 10, 1996, there were 6,632,111 Shares issued and outstanding and 1,248,110 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options"). Based upon the foregoing and assuming that no Stock Options are exercised or Shares otherwise issued after November 10, 1996, there would be 7,880,221 Shares outstanding on a fully diluted basis and the Minimum Condition will be satisfied if at least 5,253,481 Shares (including the 1,325,946 Shares subject to the Shareholder Agreement) are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, December 16, 1996, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    In the Merger Agreement the Purchaser has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (a) if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for an aggregate period of not more than 25 business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions set forth in
Section 14, (d) change the form of consideration payable in the Offer or (e) amend any other term of the Offer in any manner adverse to the Company's shareholders.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If by 12:00 midnight, New York City time, on Monday, December 16, 1996 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    DISTRIBUTION OF RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer (and under the terms of the Rights Agreement, a Distribution Date will not occur by reason of the Offer), a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 12, 1996. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, IBM, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, January 16, 1997.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, IBM, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    IBM filed a Notification and Report Form with respect to the Offer under the HSR Act on November 15, 1996. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on November 30, 1996, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from IBM. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by IBM with such request. See
Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect

to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and to the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to IBM, or to one or more direct or indirect wholly owned subsidiaries of IBM, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

    If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum U.S. federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum U.S. federal marginal tax rate of 35%. In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    A shareholder that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for shareholders that are corporations and for certain foreign individuals and entities. A shareholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

    If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol EDMK, and have been at all times since February 22, 1995. Prior to such time, the Shares were traded in the over-the-counter market and prices were quoted on the Nasdaq SmallCap Market. The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Share as reported by the Nasdaq National Market or the Nasdaq SmallCap Market, as applicable, and the Dow Jones News Retrieval Service. All amounts in the following table have been adjusted to reflect a three-for-two split of the Shares effected in the form of a 50% share dividend to shareholders of record on July 27, 1995 and payable August 3, 1995.

                               EDMARK CORPORATION

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL YEAR ENDED JUNE 30, 1995:
  First Quarter................................................................................  $    7.17  $    6.50
  Second Quarter...............................................................................      10.33       6.50
  Third Quarter................................................................................      17.08       9.67
  Fourth Quarter...............................................................................      27.50      16.17
FISCAL YEAR ENDED JUNE 30, 1996:
  First Quarter................................................................................  $   49.00  $   27.42
  Second Quarter...............................................................................      49.13      29.25
  Third Quarter................................................................................      40.25      20.75
  Fourth Quarter...............................................................................      32.00      18.25
FISCAL YEAR ENDING JUNE 30, 1997:
  First Quarter................................................................................  $   20.25  $   11.25
  Second Quarter (through November 15, 1996)...................................................      15.38       9.50

    On November 12, 1996, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $11.44 per Share. On November 15, 1996, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $15.31 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has informed the Purchaser that it has never paid any dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    SHARE QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of November 10, 1996, there were approximately 542 holders of record of Shares and there were 6,632,111 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Washington corporation with its principal offices at 6727 185th Avenue N.E., Redmond, Washington 98052. The Company is a leading developer and publisher of multimedia educational software and other educational products for the home and for schools.

    Set forth below is certain selected financial information with respect to the Company excerpted from the information contained in the Company's Annual Report to Shareholders for the year ended June 30, 1996 (the "Company 1996 Annual Report") and the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1996 (the "Company 1996 10-Q"). More comprehensive financial information is included in the Company 1996 Annual Report, the Company 1996 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1996 Annual Report, the Company 1996 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1996 Annual Report, the Company 1996 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               EDMARK CORPORATION
                         SELECTED FINANCIAL INFORMATION
                                 (In thousands)

                                                                                               THREE MONTHS ENDED
                                                               YEAR ENDED AND AT JUNE 30,     AND AT SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1996       1995       1994       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Statement of Operations Data:
  Net revenues.............................................  $  32,188  $  22,719  $  11,663  $   6,771  $   6,932
  Operating income (loss)..................................      1,422      1,800     (2,413)    (1,384)       114
  Net earnings (loss)......................................      2,013      2,024     (1,937)      (685)       242
Balance Sheet Data:
  Working capital..........................................  $  30,496  $  11,455             $  30,119
  Total assets.............................................     43,408     16,690                43,373
  Total shareholders' equity...............................     40,491     13,687                39,827

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between IBM and the Company, the Company provided IBM with certain non-public business and financial information about the Company. This information included two different sets of forecasts for the fiscal year ending June 30, 1997, each of which was prepared in the Summer of 1996. Such forecasts projected fiscal 1997 net revenues of $32.6 million and $34.7 million, fiscal 1997 operating income of $.4 million and $1.8 million and fiscal 1997 net earnings of $1.3 million and $2.3 million. At the time of furnishing such information to IBM, the Company indicated that each such set of projections was likely to exceed actual fiscal 1997 results. The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to IBM. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser or IBM or their respective advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser or IBM or their respective advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, IBM or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor IBM intends to update, revise or correct such projections if they become inaccurate (even in the short term).

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and IBM do not have any knowledge that any such information is untrue, neither the Purchaser nor IBM takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND IBM

    The Purchaser, a Washington corporation which is a wholly owned subsidiary of IBM, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of IBM. All outstanding shares of capital stock of the Purchaser are owned by IBM.

    IBM is a New York corporation with its principal office located at Old Orchard Road, Armonk, NY 10504. IBM has two fundamental missions. First, IBM strives to lead in the creation, development and manufacture of the industry's most advanced information technologies, including computer systems, software, networking systems and microelectronics. Second, IBM translates these advanced technologies into value for its customers worldwide through its sales and professional services units in North America, Europe/Middle East/Africa, Asia Pacific and Latin America.

    AVAILABLE INFORMATION. IBM is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning IBM's directors and officers, their remuneration, stock options and other matters, the principal holders of IBM's securities and any material interest of such persons in transactions with IBM is required to be disclosed in proxy statements distributed to IBM's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $110 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution. IBM intends to use its available cash on hand to make this capital contribution.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    During February 1996 representatives of IBM and Sally G. Narodick, at that time the Company's Chairman and Chief Executive Officer, discussed IBM's strategic focus on the enhanced learning area and possible cooperative relationships between IBM and the Company. Following such discussions, on March 28, 1996, IBM and the Company entered into a license agreement providing IBM with the right to market the Company's STRATEGY GAMES OF THE WORLD product with IBM's Aptiva personal computers. Amounts payable to the Company under this agreement have aggregated less than $500,000 to date.

    On May 16, 1996 James A. Firestone, General Manager of IBM's Consumer Division, and James B. Rice, Director of Consumer Software Marketing of IBM's Consumer Division, and Ms. Narodick met and had a general discussion about business trends.

    On August 13, 1996 Ms. Narodick called Mr. Firestone to arrange a meeting to discuss possible business relationships between IBM and the Company, including development activities and licensing by IBM of Company products, and inquiring as to IBM's interest in a possible acquisition of the Company. On August 29, 1996 Mr. Firestone and Ms. Narodick, along with other representatives of IBM and the Company, met and discussed the Company's interest in a possible acquisition by IBM. On such date IBM and the Company executed a bi-lateral Non-Disclosure Agreement and the Company presented IBM with certain financial and business information.

    On September 6, 1996, Ms. Narodick called Mr. Firestone to advise him that she intended to resign the following week and that Frances M. Conley would serve as Chairman of the Board and Donna G. Stanger would serve as acting Chief Executive Officer while the Company searched for a permanent Chief Executive Officer.

    At various times during September and October 1996 representatives of IBM met with representatives of the Company and Alex. Brown to discuss, among other things, personnel matters, sales and marketing plans and strategy, possible synergies, the Company's operating performance, financial projections and long-term objectives and IBM's interest in making an offer to acquire the Company. In addition, during this period and through the date hereof the Company and IBM have discussed potential development and marketing relationships. On November 1, 1996 IBM submitted an indication of interest in a possible acquisition of the Company.

    On November 2 and 3, 1996 a number of conversations were held among representatives of IBM and representatives of the Company, including Ms. Conley, as well as Alex. Brown, regarding the possible price that IBM would be willing to offer for the Shares. During the period from November 5 to November 8,

1996 representatives of IBM met with representatives of the Company to continue IBM's due diligence review of the Company and to discuss, among other things, the state of the Company's business, its prospects and personnel matters. During the period from November 7 to November 12, 1996 representatives of IBM, including Mr. Firestone, and IBM's legal counsel, on the one hand, and representatives of the Company, including Ms. Conley and Ms. Stanger, and the Company's legal counsel, on the other hand, negotiated documentation for the contemplated transactions.

    On November 12, 1996 the Boards of Directors of the Company and the Purchaser each approved the transactions and the purchase price. Following such approvals the Merger Agreement and other related agreements were executed and delivered, and the transaction was publicly announced before financial markets in the United States opened on November 13, 1996.

    Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, IBM or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, IBM or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, IBM or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and IBM disclaim beneficial ownership of any Shares owned by any pension plan of IBM or any affiliate of IBM.

    Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or IBM, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, IBM or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and IBM intend to have ongoing contacts and negotiations with the Company and its directors, officers and shareholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENT; ETC.

    PURPOSE

    The purpose of the Offer is to enable IBM to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer, the Shareholder Agreement or otherwise.

    THE MERGER AGREEMENT

    The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by IBM, the Purchaser, any other subsidiary of IBM or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Washington law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer. The Merger Agreement further provides that, at the election of IBM, the Company may be merged with and into the Purchaser, with the Purchaser continuing as the surviving corporation.

    VOTE REQUIRED TO APPROVE MERGER. The WBCA requires, among other things, that any plan of merger or consolidation of the Company must be adopted by the Board of Directors and, if the "short-form" merger procedure described below is not available, approved by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has adopted the Merger Agreement and approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's shareholders, if such "short-form" merger procedure is not available. Under the WBCA, if shareholder approval of the Merger is required, the vote required is the affirmative vote of the holders of two-thirds of the outstanding Shares. If the Purchaser acquires, through the Offer, the Shareholder Agreement or otherwise, voting power with respect to two-thirds of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company.

    The WBCA also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into itself without the approval of the shareholders of the parent or the subsidiary. Accordingly, if, as a result of the Offer, the Shareholder Agreement or otherwise, the Purchaser owns at least 90% of the outstanding Shares and IBM elects, as described above, to merge the Company into the Purchaser, the Purchaser could effect the Merger without prior notice to, or any action by, any shareholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (a) if required by applicable law, the Merger having been approved by the affirmative vote of the holders of two-thirds of the Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), or other legal restraint or prohibition preventing the consummation of the Merger being in effect; PROVIDED, HOWEVER, that each of the Company, the Purchaser and IBM has used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may have been entered; and (c) the Purchaser having previously accepted for payment and paid for Shares pursuant to the Offer.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the terms of the Merger Agreement by the shareholders of the
Company:

        (1) by mutual written consent of the Company and IBM;

        (2) by either the Company or IBM (a) if (i) as a result of the failure of any of the conditions to the Offer, the Offer has terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to February 28, 1997, PROVIDED, HOWEVER, that the right to terminate the Merger Agreement described in this clause (2) is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Merger Agreement by such party; or (b) if any Governmental Entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable;

        (3) by the Purchaser or IBM (a) prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; or (b) if either the Purchaser or IBM is entitled to terminate the Offer as a result of (i) the Board of Directors of the Company or any committee thereof having withdrawn or modified in a manner adverse to the Purchaser or IBM its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company having entered into any agreement with respect to any Superior Proposal (as defined below) in accordance with the provisions described below under "Takeover Proposals" or (iii) the Board of Directors of the Company or any committee thereof having resolved to take any of the actions described in clauses (3)(b)(i) or (3)(b)(ii); or

        (4) by the Company (i) in accordance with the terms of the Merger Agreement described below under "Takeover Proposals", provided it has complied with all provisions thereof, including the notice provisions therein, and that it complies with the applicable requirements relating to the payment (including the timing of any payment) of Expenses and the Termination Fee (as such terms are defined below under "Fees and Expenses") or (ii) if the Purchaser or IBM has breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Purchaser or IBM, as applicable, except, in any case, such breaches and failures which are not reasonably likely to affect adversely the Purchaser's or IBM's ability to consummate the Offer or the Merger.

    TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to, directly or indirectly, (1) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the notification provisions described below, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in a form approved by IBM (such approval not to be unreasonably withheld) and (ii) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by IBM or any of its subsidiaries, for a merger, consolidation or other business combination involving the Company, or any purchase of, all or substantially all of its assets or more than 30% of the Shares.

    The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to IBM, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the

Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, such Board of Directors may, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Agreement (subject to the provisions described in this and the following sentences), (x) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger or (y) approve or recommend a Superior Proposal or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to a Superior Proposal), but in each of the cases described in this clause (y) only at a time that is after the second business day following IBM's receipt of written notice advising IBM that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Merger Agreement defines "Superior Proposal" as any bona fide Takeover Proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

    In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company will immediately advise IBM orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to immediately inform IBM of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

    The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof may, except as permitted by the Merger Agreement and as described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    FEES AND EXPENSES. The Merger Agreement provides that, except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Merger Agreement further provides that the Company will pay, or cause to be paid, in same day funds to IBM the sum of
(x) the Expenses and (y) $4,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows: (a) if the Company terminates the Merger Agreement in accordance with the provisions described above in clause (4)(i) under "Termination of the Merger Agreement", the Company will pay the Expenses and the Termination Fee upon demand; (b) if the Purchaser or IBM terminates the Merger Agreement in accordance with the provisions described above in clause (3)(b) under "Termination of the Merger Agreement", the Company will pay the Expenses upon demand; in addition, if within 12 months after such termination (or concurrently therewith), the Company enters into an Acquisition Agreement providing for a Takeover Proposal or a transaction resulting from a Takeover Proposal is consummated, the Company will pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such transaction; and (c) if, at the time of any other termination of the Merger Agreement (other than in accordance with the provisions described above in clause (1) or clause

(2)(b) under "Termination of the Merger Agreement" or by the Company in accordance with the provisions described above in clause (4)(ii) under "Termination of the Merger Agreement"), a Takeover Proposal has been made (other than a Takeover Proposal made prior to the date hereof), the Company will pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by IBM, upon demand; in addition, if within 12 months of such termination (or concurrently therewith), the Company enters into an Acquisition Agreement providing for a Takeover Proposal or a transaction resulting from a Takeover Proposal is consummated, the Company will pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such transaction. The Merger Agreement defines "Expenses" as reasonable documented out-of-pocket fees and expenses incurred or paid by or on behalf of IBM in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, accountants, experts and consultants to IBM, but excluding all fees and expenses of commercial banks and investment banking firms.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that, except as expressly contemplated or permitted by the Merger Agreement or to the extent that IBM shall otherwise consent in writing, until such time as IBM's designees constitute a majority of the Board of Directors of the Company, (a) the Company will carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement (it being understood that the foregoing does not cover future events resulting from public announcement of the Offer and the Merger) and in compliance in all material respects with all applicable laws and regulations and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the Company; (b) the Company will not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities; (c) the Company will not issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Shares (i) upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their terms and (ii) in accordance with the terms of the Edmark Corporation 1994 Employee Stock Purchase Plan as in effect on the date of the Merger Agreement (the "Share Purchase Plan"); (d) the Company will not amend or propose to amend its Amended and Restated Articles of Incorporation or its Bylaws, as amended and restated; (e) the Company will not acquire or agree to acquire (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice; (f) the Company will not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than sales or licenses of its products in the ordinary course of business consistent with past practice; (g) the Company will confer on a regular and frequent basis with IBM, as reasonably requested by IBM, report on operational matters and promptly advise IBM orally and in writing of any material adverse change with respect to the Company and will promptly provide to IBM (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby; (h) the Company will not make any tax election that would have a material adverse effect on the tax liability or tax attributes of the Company or settle or compromise any tax liability of the Company and the Company will, before filing or causing to be filed any tax return of the Company, consult with IBM and its advisors as to the positions and elections that may be taken or made with respect to such return, and take such positions or make such elections as the Company and IBM shall jointly agree; (i) the Company will not make or agree to make any new capital expenditure or expenditures other than in accordance with the Company's fiscal year 1997 budget approved by the Company's Board of Directors, which capital expenditures do not exceed $250,000 in the aggregate; (j) the Company will not pay, discharge, settle or satisfy any claims, liabilities or obligations other than the payment, discharge, settlement or satisfaction of certain claims, liabilities and obligations in the ordinary course of business consistent with past practice or in accordance with their terms; (k) except in the ordinary course of business the Company will not (i) modify, amend or terminate any material contract or agreement to which the Company is a party, (ii) waive, release or assign any material rights or claims or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party; and (l) the Company will not authorize any of, or commit or agree to take any of, the foregoing actions.

    In addition to the foregoing, in the Merger Agreement the Company has agreed that it will not take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Offer set forth in Section 14 not being satisfied.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate, subject to compliance with Section 14(f) of the Exchange Act, a majority of the directors on the Company's Board of Directors, and the Company will, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by IBM necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Appendix A to the Schedule 14D-9. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the effective time of the Merger the Board of Directors of the Company will have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company.

    STOCK OPTIONS. Each director or former director of the Company who held any Stock Options on the date of the Merger Agreement has agreed in writing that all unexercised Stock Options (other than Stock Options granted under the Edmark Corporation Stock Option Plan (Restated as of July 14, 1995) (the "Plan")) which remain outstanding at the time the Purchaser accepts Shares for payment in the Offer will be cancelled. In the Merger Agreement, the parties acknowledged and agreed that all Stock Options granted under the Plan will terminate in accordance with their terms prior to the effective time of the Merger.

    INDEMNIFICATION AND INSURANCE. In the Merger Agreement, the Purchaser and IBM have agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company as provided in its Amended and Restated Articles of Incorporation or its Bylaws, as amended and restated, will survive the Merger and will continue in full force and effect in accordance with their terms. Pursuant to the Merger Agreement, IBM will, for a period of six years from the effective time of the Merger, unless IBM agrees in writing to guarantee the indemnification obligations described above, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy except that, to the extent that such coverage is not obtainable at less than or equal to 200% of the current annual premiums, IBM will be obligated to purchase only so much coverage as may then be obtained for such amount.

    REASONABLE EFFORTS. The Merger Agreement provides that each of the parties will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and will use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the effective time of the Merger, the affirmative vote of the directors of the Company not designated by the Purchaser or IBM is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of IBM's and the Purchaser's respective obligations under the Merger Agreement.

    RIGHTS AGREEMENT. The Rights Agreement has been amended to (i) render the Rights Agreement inapplicable to the Offer, the Merger, the Merger Agreement, the Shareholder Agreement, the acquisition of Shares by the Purchaser pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by the Merger Agreement and the Shareholder Agreement and (ii) ensure that (y) none of the Purchaser, IBM or any of their respective affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a Distribution Date does not occur by reason of the Offer, the Merger, the execution of the Merger Agreement or the Shareholder Agreement, the acquisition of Shares by the Purchaser pursuant to the Offer or the Shareholder Agreement or the other transactions contemplated by the Merger Agreement or the Shareholder Agreement.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to the Company's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1"). The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    THE SHAREHOLDER AGREEMENT

    Pursuant to the Shareholder Agreement, the Selling Shareholders have unconditionally agreed to tender into the Offer, and not to withdraw therefrom, the 1,325,946 Shares that they owned on November 12, 1996, together with any Shares they acquire after such time, including upon the exercise of Stock Options. In addition, the Selling Shareholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the foregoing number of Shares at a price per Share of $15.50, or such higher price per Share as may be offered by the Purchaser in the Offer, provided that (i) such obligation to purchase is subject to the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied, which conditions to such obligation may be waived by the Purchaser in its sole discretion, and (ii) such obligation to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal having been made.

    Each of the Selling Shareholders has agreed not to: (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, Shares to any person other than the Purchaser or the Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Each of the Selling Shareholders has also agreed not to solicit, initiate or encourage (including by way of furnishing information) and not to participate in any discussions or negotiations regarding any Takeover Proposal.

    Under the Shareholder Agreement, each Selling Shareholder has granted an irrevocable proxy with respect to the Shares subject to the Shareholder Agreement to IBM to vote such Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Amended and Restated Articles of Incorporation or its Bylaws, as amended and restated, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    The foregoing summary of the Shareholder Agreement is qualified in its entirety by reference to the Shareholder Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1. The Shareholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

    NONCOMPETITION AGREEMENTS

    Donna G. Stanger, the Company's Vice President--Product Development and Acting Chief Executive Officer, Paul N. Bialek, the Company's Vice President--Finance and Administration, Chief Financial Officer, Secretary and Treasurer, Daniel P. Vetras, the Company's Vice President--Consumer Sales, and Sally G. Narodick, the Company's former Chairman and Chief Executive Officer, who is one of the Company's directors, have entered into noncompetition agreements with IBM. The noncompetition agreement between IBM and Ms. Stanger provides that in the event that her employment with IBM or any of its subsidiaries terminates during the period of time for which she has agreed not to compete (the "Noncompetition Period"), other than as a result of a voluntary termination by her or a termination for cause by IBM or any of its subsidiaries (collectively, an "IBM Termination"), IBM will continue to pay and to provide her during the Noncompetition Period the salary (which will not be less than the salary she is paid at the effective time of the Merger, but not including bonus) and medical benefits (but not other benefits) that she is being paid and provided with at the date of her termination (or, with respect to salary, any higher salary that she had been paid in the preceeding 12 months). The noncompetition agreement between IBM and Ms. Narodick contains a provision which provides that, upon an IBM Termination, IBM will pay to Ms. Narodick $10,000 per month for the duration of the Noncompetition Period.

    PLANS FOR THE COMPANY

    IBM's current intention is to continue the Edmark operations under the Edmark name in Redmond, Washington. IBM expects that Edmark will continue to work closely with educators and parents to develop high-quality educational software for children, making products available across a wide range of technology platforms.

    APPRAISAL RIGHTS

    Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Chapter 23B.13 of the WBCA ("Chapter 23B.13") to dissent and demand fair value of their Shares. Under Chapter 23B.13, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Chapter 23B.13 does not purport to be complete and is qualified in its entirety by reference to Chapter 23B.13. FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 23B.13 OF THE WBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

    Except as otherwise described in this Offer to Purchase, the Purchaser and IBM have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or IBM of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or IBM for any breach of the Merger Agreement, including termination thereof.

    If, on or after November 12, 1996, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company Stock Options or pursuant to the Share Purchase Plan, then, subject to the provisions of
Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after November 12, 1996, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the

Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) the HSR Condition shall have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of IBM or any of its subsidiaries that constitutes a breach of the Merger Agreement):

        (a) there shall be threatened, instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by IBM or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Shareholder Agreement, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, IBM or any of IBM's subsidiaries of a material portion of the business or assets of the Company or IBM and its subsidiaries, taken as a whole, or to compel the Company or IBM to dispose of or hold separate any material portion of the business or assets of the Company or IBM and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of IBM or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit IBM or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) which otherwise is reasonably likely to have any effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any effect) that, individually or in the aggregate with any such other effects, is materially adverse to the business, properties, financial condition or results of operations of the Company.

        (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
    (a) above;

        (c) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that, individually or in the aggregate with any other such changes, is materially adverse to the business, properties, financial condition or results of operations of the Company;

        (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to IBM or the Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (see "The Merger Agreement--Takeover Proposals" in Section 12);

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply has not been cured within five business days after the giving of written notice to the Company; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and IBM and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and IBM in whole or in part at any time and from time to time in their sole discretion. The failure by the Purchaser or IBM at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of IBM with representatives of the Company, neither the Purchaser nor IBM is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and IBM currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Chapter 23.B.19 of the WBCA, in general, prohibits a Washington corporation such as the Company from engaging in a "Significant Business Transaction" (defined as a variety of transactions, including mergers) with an "Acquiring Person" (defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock) for a period of five years following the date that such person became an Acquiring Person unless, among other things, prior to the date such person became an Acquiring Person, the board of directors of the corporation approved either the Significant Business Transaction or the transaction that resulted in the shareholder becoming an Acquiring Person. The Company's Board of Directors has approved the Merger Agreement, the Shareholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Shareholder Agreement. Therefore, Chapter 23.B.19 of the WBCA is inapplicable to the Merger.

    Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor IBM has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by IBM of a Notification and Report Form with respect to the Offer, unless IBM receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. IBM made such filing on November 15, 1996. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from IBM concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by IBM with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of IBM. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The provisions of the HSR Act would similarly apply to any purchase, other than pursuant to the Offer, of the Shares subject to the Shareholder Agreement, except that the initial waiting period for any purchase of such Shares would expire 30 calendar days following the filing of HSR Act Notification and Report Forms by IBM and the Company. IBM made such filing on November 15, 1996 and the Company intends to make such filing shortly. A request for additional information or material from IBM or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th calendar day after the date of substantial compliance by IBM and the Company with such request. If the purchase of Shares pursuant to the Shareholder Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or IBM or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    The Purchaser and IBM have retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither the Purchaser nor IBM will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor IBM is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or IBM becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR IBM NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and IBM have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                             INDIGO ACQUISITION CORP.

November 18, 1996

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             IBM AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF IBM. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of IBM are set forth below. All such directors and executive officers listed below are citizens of the United States except Mr. Dormann, who is a citizen of Germany, Mr. van Wachem, who is a citizen of the Netherlands, and Mr. Thompson, who is a citizen of Canada. Unless otherwise indicated, the principal business address of each director or executive officer is International Business Machines Corporation, Old Orchard Road, Armonk, NY 10504.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
---------------------------------------------  ------------------------------------------------------------------
Louis V. Gerstner, Jr. (54)..................  Chairman of the Board and Chief Executive Officer of IBM since
                                               1993. From 1989 until joining IBM, he was Chairman of the Board and Chief Executive Officer of RJR Nabisco Holdings Corp. Mr.
                                               Gerstner is a director of Bristol-Myers Squibb Company and The New
                                               York Times Company, the Vice Chairman of the Board of the New
                                               American School Development Corp., a director of The Council on
                                               Foreign Relations and a member of the Smithsonian Board of
                                               Regents.
Cathleen Black (52)..........................  Director of IBM since 1995. President, Hearst Magazines, a
  Hearst Magazines                             division of The Hearst Corporation, beginning January 1996. From
  959 8th Avenue                               1991 to 1996, she served as President and Chief Executive Officer
  New York, NY 10019                           of Newspaper Association of America. From 1985 to 1991, Ms. Black
                                               was Executive Vice President/ Marketing for Gannett Company, Inc.
                                               and also President, then publisher, of USA TODAY from 1983 to
                                               1991. She is a director of The Coca-Cola Company, the Advertising
                                               Council and the United Way of America and a Trustee of the
                                               University of Notre Dame.
Harold Brown (69)............................  Director of IBM from 1972 to 1977 and since 1981. Counselor,
  Center for Strategic and                     Center for Strategic and International Studies, Washington, D.C.,
    International Studies                      and a general partner in Warburg, Pincus & Company. He is former
  Suite 400                                    U.S. Secretary of Defense and former U.S. Secretary of the Air
  1800 K Street, N.W.                          Force. He is a director of Alumax Inc., Cummins Engine Company,
  Washington, DC 20006                         Inc., Philip Morris Companies Inc. and Mattel, Inc.; a member of the National Academy of Sciences and the National Academy of
                                               Engineering; and a trustee and President Emeritus of the
                                               California Institute of Technology.
Juergen Dormann (56).........................  Director of IBM since January 1996. Chairman of the Management
  Hoechst AG                                   Board of Hoechst AG. Mr. Dormann joined Hoechst in 1963 and was
  Frankfurt G65926                             elected Finance and Accounting Director in 1987 and to his present
  Germany                                      position in 1994. He
                                               is a director of Wacker Chemie GmbH, Allianz Lebensversicherungs
                                               AG and Rheinische Hypothekenbank AG.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
---------------------------------------------  ------------------------------------------------------------------
Nannerl O. Keohane (56)......................  Director of IBM since 1986. President and professor of political
  Office of the President                      science at Duke University. She was formerly President of
  207 Allen Building                           Wellesley College, and a former faculty member at Swarthmore
  Box 90001                                    College and Stanford University. She is a member of The Council on
  Duke University                              Foreign Relations and the American Academy of Arts and Sciences
  Durham, NC 27708-0001                        and a trustee of the Colonial Williamsburg Foundation. Dr. Keohane is a member of the MIT Corporation and has served as Vice
                                               President of the American Political Science Association.

Charles F. Knight (60).......................  Director of IBM since 1993. Chairman, Chief Executive Officer and
  Emerson Electric Co.                         President of Emerson Electric Co. He joined Emerson Electric Co.
  8000 West Florissant Avenue                  in 1972 as Vice Chairman and was elected Chief Executive Officer
  P.O. Box 4100                                in 1973, Chairman in 1974 and President in 1995. He is a director
  St. Louis, MO 63136-8506                     of SBC Communications Inc., Anheuser Busch Companies, Inc. and The
                                               British Petroleum Company p.l.c.

Lucio A. Noto (58)...........................  Director of IBM since 1995. Chairman and Chief Executive Officer
  Mobil Corporation                            of Mobil Corporation. Mr. Noto joined Mobil in 1962 and was
  3225 Gallows Road                            elected to Mobil's board in 1988. He was elected Chief Financial
  Fairfax, VA 22037                            Officer in 1989, President and Chief Operating Officer in 1993 and
                                               to his present position in 1994. He also serves as Chairman of
                                               Mobil's executive committee. Mr. Noto is a member of The Council on Foreign Relations.

John B. Slaughter (62).......................  Director of IBM since 1988. President of Occidental College. He is
  Office of the President                      a former chancellor of the University of Maryland and a former
  Occidental College                           director of the National Science Foundation. He is a director of
  1600 Campus Road                             the Atlantic Richfield Company, Avery Dennison Corporation,
  Los Angeles, CA 90041                        Monsanto Company and Northrop Grumman Corporation. He is a member of the National Academy of Engineering, a member of the American
                                               Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, a fellow of the Institute of
                                               Electrical and Electronics Engineers and a member of the Hall of
                                               Fame of the American Society for Engineering Education.

Alex Trotman (63)............................  Director of IBM since 1994. Chairman and Chief Executive Officer
  Ford Motor Company                           of the Ford Motor Company. Mr. Trotman joined Ford of Britain in
  American Road                                1955 and was elected President of Ford Asia-Pacific in 1983 and
  Dearborn, MI 48121-1899                      Chairman of Ford of Europe in 1988. He became President and Chief
                                               Operating Officer of Ford Automotive Group and a director in 1993.
                                               He was subsequently elected to his present position in 1993.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
---------------------------------------------  ------------------------------------------------------------------
Lodewijk C. van Wachem (65)..................  Director of IBM since 1992. Chairman of the supervisory board of
  Royal Dutch Petroleum                        Royal Dutch Petroleum Company. In 1992, Mr. van Wachem retired as
    Company                                    President of Royal Dutch Petroleum, a post he had held since 1982.
  P.O. Box 162                                 He is a director of ATCO Ltd., ABB Asea Brown Boveri Ltd. and
  2501 AN The Hague                            Zurich Versicherungs- Gesellschaft; and a member of the
  Netherlands                                  supervisory boards of AKZO N.V., Philips Electronics N.V. and
                                               Bavarian Motor Works A.G.

Charles M. Vest (55).........................  Director of IBM since 1994. President and professor of mechanical
  Massachusetts Institute of                   engineering at the Massachusetts Institute of Technology. Dr. Vest
    Technology                                 was formerly the Provost and Vice President for Academic Affairs
  President's Office                           of the University of Michigan. He is a director of E.I. du Pont de
  Room 3-208                                   Nemours and Company, a fellow of the American Association for the
  77 Massachusetts Avenue                      Advancement of Science, a member of the National Academy of
  Cambridge, MA 02139                          Engineering and the Corporation of Woods Hole Oceanographic
                                               Institution and a trustee of Wellesley College.

J. Thomas Bouchard (56)......................  Senior Vice President, Human Resources of IBM since 1994.
                                               Previously Mr. Bouchard was Senior Vice President, Chief Human
                                               Resources Officer of U.S. West, Inc. from 1989 to 1994.

Nicholas M. Donofrio (51)....................  Senior Vice President and Group Executive of IBM since 1995. Mr.
                                               Donofrio was General Manager, Large Scale Computing Division, from
                                               1994 to 1995; IBM Senior Vice President and General Manager, Large
                                               Scale Computing Division, from 1993 to 1994; IBM Senior Vice
                                               President and General Manager, Enterprise Systems, 1993; IBM Vice
                                               President and General Manager, Enterprise Systems, from 1991 to
                                               1993; IBM Vice President and President, Data Systems Division,
                                               1991; IBM Vice President and President, Advanced Workstations
                                               Division, from 1988 to 1991.

J. Bruce Harreld (45)........................  Senior Vice President, Strategy of IBM since 1995. Mr. Harreld was
                                               President of Boston Chicken Company from 1993 to 1995, Senior Vice
                                               President, Marketing and Information Services of Kraft General
                                               Foods from 1992 to 1993 and Senior Vice President, Chief
                                               Information Officer of Kraft General Foods from 1989 to 1992.

Paul M. Horn (50)............................  Senior Vice President, Research of IBM since 1996. Dr. Horn was
                                               Vice President, Storage Systems Division and Director, Almaden
                                               Research Center from 1994 to 1995, Director, Advanced
                                               Semiconductor Technology Lab from 1992 to 1994 and Director,
                                               Silicon Technology from 1990 to 1992.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
---------------------------------------------  ------------------------------------------------------------------
Ned C. Lautenbach (52).......................  Senior Vice President and Group Executive, Worldwide Sales and
                                               Services of IBM and Chairman, IBM World Trade Corporation since
                                               1995. Mr. Lautenbach was IBM Senior Vice President and Group
                                               Executive and Chairman, IBM World Trade Corporation, from 1993 to
                                               1995; IBM Senior Vice President and Chairman, IBM World Trade
                                               Corporation, 1993; IBM Senior Vice President and President and
                                               Representative Director, Asia Pacific, from 1992 to 1993; IBM Vice
                                               President and President and Representative Director, Asia Pacific,
                                               from 1991 to 1992; IBM Vice President and Senior Managing
                                               Director, Operations, Asia Pacific, 1991; and IBM Vice President
                                               and General Manager, Application Solutions, from 1988 to 1991.

Lawrence R. Ricciardi (56)...................  Senior Vice President and General Counsel of IBM since 1995. Mr.
                                               Ricciardi was President and General Counsel of RJR Nabisco
                                               Holdings Corp. from 1993 to 1995, Co-Chairman and Chief Executive
                                               Officer and General Counsel from March to May 1993 and Executive
                                               Vice President and General Counsel of RJR Nabisco Holdings Corp.
                                               from 1989 to 1993.

Robert M. Stephenson (58)....................  Senior Vice President and Group Executive of IBM since 1995. Mr.
                                               Stephenson was also General Manager, IBM North America in 1995 and
                                               IBM Vice President & Representative Director then General Manager,
                                               Asia Pacific from 1993 to 1995; IBM Vice President and President,
                                               Services Sector Division, Application Solutions, from 1991 to
                                               1993; and IBM Vice President and Assistant General Manager,
                                               Operations, Finance & Planning, IBM U.S., from 1989 to 1991.

G. Richard Thoman (52).......................  Senior Vice President and Chief Financial Officer of IBM since
                                               1995. Mr. Thoman was IBM Senior Vice President and Group Executive
                                               from 1993 to 1995. He was President, Nabisco International, from
                                               1992 until joining IBM in 1993. From 1989 to 1992 he was Co-Chief
                                               Executive Officer, American Express Travel Related Services and
                                               Chief Executive Officer, American Express International.

John M. Thompson (54)........................  Senior Vice President and Group Executive of IBM since 1994 and
                                               Chairman, IBM Canada, from 1990 to 1995. Mr. Thompson was IBM
                                               Senior Vice President and Group Executive, from 1993 to 1994; IBM
                                               Senior Vice President and General Manager, Applications Business
                                               Systems, 1993; IBM Vice President and General Manager,
                                               Applications Business Systems, from 1991 to 1993; IBM Vice
                                               President, Corporate Marketing and Services, 1991; IBM Vice
                                               President, from 1990 to 1991; IBM Vice President, Chairman and
                                               Chief Executive Officer, Americas Group, from 1989 to 1990.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
---------------------------------------------  ------------------------------------------------------------------
Patrick A. Toole (59)........................  Senior Vice President and Group Executive of IBM since 1994. Mr.
                                               Toole was IBM Senior Vice President, Manufacturing and
                                               Development, from 1992 to 1994; IBM Senior Vice President and
                                               General Manager, Worldwide Manufacturing and Development
                                               Operations, from 1990 to 1992; IBM Senior Vice President and
                                               General Manager, Operations, IBM U.S., 1990; and IBM Senior Vice
                                               President and General Manager, Technology Products, from 1988 to
                                               1990.

John E. Hickey (53)..........................  Vice President, Assistant General Counsel and Secretary of IBM
                                               since 1994. Mr. Hickey was IBM Secretary and Assistant General
                                               Counsel from 1990 to 1994 and Assistant General Counsel from 1989 to 1990.

John R. Joyce (43)...........................  Vice President and Controller of IBM since June 1996. Mr. Joyce was Vice President, Finance and Planning, IBM North America, from
                                               1995 to 1996; Vice President, Finance, Asia Pacific, from 1994 to
                                               1995; Chief Financial Officer, IBM Japan, from 1993 to 1994; and
                                               Managing Director, Finance Planning and Accounting, Asia Pacific,
                                               from 1991 to 1993.

Jeffrey D. Serkes (37).......................  Vice President and Treasurer of IBM since 1995. Mr. Serkes was
                                               Assistant Treasurer of IBM from 1994 to 1995. Previously, he was
                                               Vice President and Deputy Treasurer of RJR Nabisco. Inc., from
                                               1993 to 1994; Vice President and Assistant Treasurer--Corporate
                                               Finance from 1991 to 1993; and Director--Capital Markets from 1989 to 1991.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Indigo Acquisition Corp. in care of International Business Machines Corporation, Old Orchard Road, Armonk, NY 10504. All such directors and executive officers listed below are citizens of the United States.

                                                                PRESENT PRINCIPAL OCCUPATION OR
                                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                  HELD DURING THE PAST FIVE YEARS
---------------------------------------------  ------------------------------------------------------------------

Lee A. Dayton (53)...........................  Director and President of the Purchaser. Vice President, Corporate
                                               Development and Real Estate of IBM since 1996. Mr. Dayton was
                                               General Manager, Real Estate and Business Development of IBM from
                                               1994 to 1996; General Manager, Real Estate and Procurement
                                               Services, General Manager, Real Estate Services, and IBM Director,
                                               Real Estate and Construction Staff, from 1990 to 1994; and Senior
                                               Managing Director, Asia Pacific, from 1988 to 1990.

Donald D. Westfall (58)......................  Director, Vice President and Secretary of the Purchaser. Associate
                                               General Counsel of IBM since 1988.

Archie W. Colburn (43).......................  Director, Vice President, Treasurer and Assistant Secretary of the
                                               Purchaser. Business Development Executive of IBM since 1995. Mr.
                                               Colburn was Business Development Consultant of IBM from 1994 to
                                               1995; and Business Development Associate from 1989 to 1994.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS

                        CHASEMELLON SHAREHOLDER SERVICES
                              Reorganization Dept.

          BY MAIL:                                                BY HAND OR OVERNIGHT
         PO Box 798                                                     DELIVERY:
       Midtown Station                                                120 Broadway
     New York, NY 10018                                                13th Floor
                                                                   New York, NY 10271

                                BY FACSIMILE TRANSMISSION:
                                       201-329-8936
                                    FOR CONFIRMATION OF
                                        FACSIMILE:
                                       201-296-4209
                                       201-296-4381

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               Morrow & Co., Inc.

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061
                           Banks and Brokerage Firms
                                  please call:
                                 (800) 662-5200